Exhibit 99.1

February 10, 2006

MICRONETICS REPORTS 108% INCREASE IN THIRD QUARTER SALES

Hudson, NH – (BUSINESS WIRE) – February 10, 2006 – Micronetics, Inc. (Nasdaq:NOIZ), today reported sales of $7,391,628 for the third quarter of fiscal year ending March 31, 2006 (FY 2006) compared to third quarter of FY 2005 sales of $3,550,457. The increase resulted from both the sales of recently acquired Stealth Microwave, Inc. as well as continued growth in sales of the Company’s core microwave components in the commercial marketplace. The consolidated results announced today reflect Stealth’s second full quarter as part of Micronetics. Net sales for Micronetics, excluding Stealth, increased by 35% to $4.9 million during the third quarter compared to the same period one-year ago.

Pre-Tax earnings increased 83% to $1,081,786 for the third quarter of FY 2006 from $590,725 for the third quarter of FY 2005. Net earnings increased 360% to $662,773 or $.15 per basic and $.14 per diluted share during the quarter from $143,971 or $.03 per basic and diluted share for the third quarter of FY 2005. For the first nine months of FY 2006, sales rose approximately 77% to $18,290,825 compared to $10,343,458 for the first nine months of FY 2005. Net sales for Micronetics, excluding Stealth, for the first nine months of FY 2006 were $13.0 million or a 26% increase over FY 2005. Net earnings for the first nine months increased to $1,597,473 or $.36 per basic and $.35 per diluted share compared to $798,319 or $.18 per basic and diluted share during the first nine months of FY 2005.

Bookings during the quarter were approximately $8.0 million. At the end of the third quarter of FY 2006, Micronetics’ backlog was approximately $14.0 million compared to $14.0 million at the end of the second quarter of FY 2006.

Dave Robbins, Micronetics’ CEO comments, “Our growth drivers are subsystems and components which are integrated into BWA (Broadband Wireless Access), In-Flight Internet, Data Connectivity and DBS Live Television applications.

BWA revenue and bookings were strong in Q3 FY06. Our high performance enabling microwave components continue to support the developments within the BWA market. We are optimistic about continued growth in this marketplace, although new order projections from our customers continue to vary due to the unpredictability of the emerging wireless market.

The demand for our enabling products for the In-Flight Internet, Data Connectivity and DBS Live Television is steadily growing. We are solidly supporting these growing volumes with increased manufacturing capacity and redefining our product roadmap to support many platforms in this highly promising market.”

At the end of the quarter, Micronetics cash balance was $4.4 million with $6.9 million in total debt compared to $2.4 million in cash and $1.2 million in total debt at March 31, 2005.

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat, Airspan, Anritsu, BAE Systems, Boeing, EADS, IP Wireless, ITT, L-3 Communications, Lockheed Martin, Northrop Grumman, Qualcomm, Raytheon, Teradyne, Tektronix, and Thales. Micronetics also operates through its wholly owned subsidiaries, Enon Microwave, Inc.; Microwave & Video Systems, Inc.; Microwave Concepts, Inc. and Stealth Microwave, Inc. Additional information can be found on our website at www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company’s products are integrated, internal projections as to the demand for certain types of equipment, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, access to financial resources, future economic conditions generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2005.

INCOME STATEMENT DATA

(000s omitted except per share data)

	Nine Months Ended December 31,		Three Months Ended December 31,
	2005	2004	2005	2004
Net sales	$18,291	$10,343	$7,392	$3,550
Net income	$1,597	$798	$663	$144
Net income per diluted share:	$.36	$.18	$.15	$.03

Wgt. avg. shares
Outstanding-diluted:	4,564	4,410	4,694	4,479

BALANCE SHEET DATA

	December 31, 2005	March 31, 2005
Working capital	$10,713	$8,189
Total assets	25,985	14,636
Non-current liabilities	7,302	904
Shareholders’ equity	$13,939	$11,815